UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

January 5, 2015
Date of Report (Date of Earliest event reported)

ENERGYTEK CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	814-00175	86-0490034
(State or other Jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 S. Laurel, Luling, TX	78648
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(713) 333-3630

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2015, the Company entered into a Joint Venture Agreement with Wagley Offshore-Onshore, Inc. (the “JV Agreement” and “Wagley”, respectively).  The purpose of the JV Agreement is to pursue a distressed energy asset acquisition program to take advantage of the reduction in value of these assets due to the historically low price of crude oil.  The Joint Venture, to be known as Wagley-EnergyTEK J.V. LLC, a Texas limited liability company (the “LLC”), will utilize the extensive relationships of Wagley to acquire energy related assets such as equipment, leases and production in exchange for a combination of cash and/or equity securities of the Company.  As a term and condition of the JV Agreement, the Company is issuing Twenty Million (20,000,000) restricted shares of its common stock to the Joint Venture as its capital contribution to the Joint Venture.

The amount of the capital contribution made by the Company into the Joint Venture was determined pursuant to arm’s length negotiations between the parties. The summary of the JV Agreement set forth above does not purport to be a complete statement of the terms of the JV Agreement. The summary is qualified in its entirety by reference to the full text of the JV Agreement which is being filed with this Current Report on Form 8-K (this “Report”) as Exhibit 1.1 and incorporated herein by reference.

On January 8, 2015, the Company and Wagley entered into a Limited Liability Operating Agreement (the “Operating Agreement”) to define the rights, duties and responsibilities of the parties to the JV Agreement in their roles as Members of the LLC, as well as those of the Managers of the LLC.

The terms and conditions of the Operating Agreement were determined pursuant to arm’s length negotiations between the parties. The summary of the Operating Agreement set forth above does not purport to be a complete statement of the terms of the Operating Agreement. The summary is qualified in its entirety by reference to the full text of the Operating Agreement which is being filed with this Current Report on Form 8-K (this “Report”) as Exhibit 1.2 and incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities.

Please see the disclosures set forth under Item1.01 herein above.

Item 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory agreements of certain officers.

(a)   Not applicable.

(b)   Effective January 5, 2015, Donna Steward, our Secretary and a director, resigned.  Also, on January 5, 2015, Charles Snipes, a director resigned.  Neither of these resignations were the result of any disagreement with the Company or its management relating to the operations of the Company.

(c)  (1)  Effective January 6, 2015, the Company’s Board of Directors named Tommie J. Morgan, Ph.D. as Secretary and a director of the Company.

           (2)  Tommie J. Morgan, Ph.D., 73, Secretary and a director. Dr. Morgan is a Medical Physicist, who    is licensed in the States of Texas, Arizona and Nevada, specializing in Diagnostic, Nuclear and Health Physics.  He has a prior academic appointment as Chief, Diagnostic Physics and Associate Professor at MD Anderson Hospital & Tumor Institute, University of Texas System Cancer Center in Houston, Texas (1982-1989).  He served as President of IATRO Services, Inc. from 1988 to 1995, Vice President of IATRO Holdings, Inc. from 1992 to 1994, and President of IATRO, Inc. from 1992 to 1994, all of which positions were located in Houston, TX.  Dr. Morgan has owned and acted as President of private consulting firms, Medikos, Inc. and Morgan Consultants, Inc., from 1994 to present, consulting with numerous hospitals and medical centers throughout the United States including, but not limited to, consulting regarding business plans, budgets, cash flow, staffing requirements, operational needs, equipment acquisitions and regulatory compliance.  Dr. Morgan has also served as Acting Chief, Regulatory Affairs for OB Scientific, Inc. of Milwaukee, Wisconsin from 1999 to present.  Dr. Morgan also has extensive experience in investing in oil and gas ventures.  Dr. Morgan received his B.S.E. in Mathematics, Physics and Education from Arkansas State Teachers College, his M.S. in Radiation Science from the University of Arkansas Medical Center and his Ph.D. in Bionucleonics (Radiation Physics and Radiation Bio-effects) from Purdue University.

    (3) Not applicable.

(d)   See sub-paragraph (c), above.

(e)   Not applicable.

Item 5.03 Amendments to articles of incorporation or bylaws; change in fiscal year.

On January 7, 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Certificate of Designation of its Series C Preferred Stock.  The Certificate of Amendment increased the limitation on conversion of the Series C Preferred Stock into shares of common stock from 4.99% to 9.99%.   Pursuant to Nevada Revised Statutes, the Amendment to the Certificate of Designation was approved by the Company’s Board of Directors and by the holder of one hundred percent (100%) of the issued and outstanding shares of Series C Preferred Stock.  A copy of the Company’s Certificate of Amendment to its Certificate of Designation of its Series C Preferred Stock is attached hereto and incorporated herein as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT	DESCRIPTION	LOCATION

1.1	Joint Venture Agreement by and between EnergyTEK Corp. and Wagley Offshore-Onshore, Inc., dated January 6, 2015.	Provided herewith

1.2	Limited Liability Company Operating Agreement for Wagley-EnergyTEK J.V. LLC, by and between EnergyTEK Corp. and Wagley Offshore-Onshore, Inc. dated January 8, 2015.	Provided herewith

3.1	Certificate of Amendment to Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Nevada on January 7, 2015.	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2015	ENERGYTEK CORP.

By: /s/ Craig Crawford
Name: Craig Crawford
Title: President